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                                                       Exhibit 4.01
       [LOGO] NeuroCorp Ltd








                            CERTIFICATE OF SECRETARY




        The undersigned, Aileen A. Kunitz, being the duly elected qualified and acting Secretary of NeuroCorp, Ltd., a Nevada corporation (the "Corporation"), hereby certifies that she has been duly elected, qualified and is acting in such capacity and that, as such, she is familiar with the facts herein certified and is duly authorized to certify the same, and hereby further certifies on behalf of the Corporation as follows:

        Attached hereto are true and correct copies of resolutions duly adopted by the Corporation's Board of Directors at a meeting duly called and held on November 6 ,1996, at which meeting a quorum was at all times present and acting; said resolutions have not been amended, modified or rescinded and remain in full force and effect as of the date hereof.

        IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Corporation this 6th day of December, 1996.


                                                            s/ Aileen A. Kunitz

Aileen A. Kunitz









  Mailing address: 150 White Plains Road 5 // Tarrytown, New York 10591 //
                 Phone: (914) 631-3316 // Fax: (914) 631-3514

  Manhattan office: 521 Fifth Avenue // Suite 1817 G New York; New York 10175 //
                  Phone: (212) 986-4059 5 Fax: (212) 986406?

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FURTHER RESOLVED, that Ronald Horowitz or any other officer of the Company be and hereby is authorized and directed to cause to be prepared and to execute and file a registration statement on Form S-8 with the Securities and Exchange Commission registering the 50,000 restricted shares to be issued to Jonathan Rahn, and an additional 250,000 restricted shares of Common Stock, underlying the incentive stock options for 250,000 shares previously granted to Ronald Horowitz.

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